EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated November 28, 2007, on the audit of the financial statements of GHL Acquisition Corp. (the “Company”) as of November 27, 2007 and for the period from November 2, 2007 (inception) through November 27, 2007, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, in the Registration Statement on Form S-1 (Amendment No. 2) and related Prospectus to be filed on or about February 4, 2008.

/s/ EISNER LLP

New York, New York

February 3, 2008